EXHIBIT 10.04

August 9, 2003

Tom Weigman

Dear Tom:

On behalf of the Intuit team, it is with great pleasure that I extend to you this formal offer of employment, to join us in the position of Senior Vice President, Chief Marketing Officer, reporting directly to me. We have all been impressed and excited by your talents, energy and experience, and are excited about the prospect of you joining our team.

The terms of our offer are as follows:

START DATE

We anticipate that you will start employment with Intuit on September 8, 2003 (your “Start Date”).

BASE COMPENSATION

For your services, you will be paid an annual base salary of $475,000, payable in bi-weekly installments and in accordance with Intuit’s standard payroll practices.

SIGN-ON BONUS

You will be paid a sign-on bonus of $200,000 (“Sign-On Bonus”) in your first Intuit paycheck. The Sign-On Bonus will be paid to you after reduction for required and customary federal and state income and payroll tax withholdings. In the event that you resign within twelve months following your Start Date, you agree to repay a prorated portion of the Sign-On Bonus back to Intuit. To determine the amount to be repaid, Intuit will take the $200,000 and reduce it by one-twelfth for every completed month of your service to Intuit following your Start Date.

ANNUAL PERFORMANCE BASED BONUS

You will be eligible to participate in Intuit’s Performance Incentive Plan (“IPI”), a cash incentive compensation program. Your target percentage under the IPI for Intuit’s 2004 fiscal year ending July 31, 2004 will be 60% of your base salary. Intuit will not prorate your 2004 fiscal year IPI award. Provided you are employed on the day Intuit pays out the fiscal year 2004 IPI awards, you will be paid an IPI award of at least $300,000 for the 2004 fiscal year. This IPI award will be paid to you after reduction for required and customary income and payroll tax withholdings.

IPI awards are tied to the achievements of Intuit and the individual’s performance. The actual amount of your IPI awards, if any, will be determined in accordance with the IPI plan document. Payouts are made to individuals who are employed at the time Intuit makes the payout.

EQUITY

You will receive rights, subject to approval by the Compensation Committee of Intuit’s Board of Directors, to purchase 200,000 shares of Common Stock of Intuit in the form of non-qualified stock options (your “New-Hire Option”). Your New Hire Option will be granted to you at an exercise price per share equal to the closing price of Intuit’s Common Stock on the Nasdaq National Market on the date of grant. The date of grant will be your Start Date or if that is not a trading date, the last trading day preceding your Start Date. Your New Hire Option will have a maximum term of seven years.

Your New Hire Option will be subject to the terms of the Intuit Inc. 2002 Equity Incentive Plan. It will vest over three years as to 33-1/3% of the option shares twelve months from the date of the grant, and as to an additional 2.778% of the option shares monthly thereafter for the next two years, provided you remain employed on the applicable vesting date. Should the successor corporation to Intuit in a Corporate Transaction (as defined in Separation Benefits below) refuse to assume or replace your New Hire Option, your New Hire Option will immediately vest as to 100% of the shares subject to it. This vesting acceleration shall be administered in accordance with the 2002 Equity Incentive Plan.

SHARE OWNERSHIP AND MATCHING UNIT PROGRAM

As a Senior Vice President you will participate in Intuit’s Share Ownership and Matching Unit Program. Under this program, you will have three years following your Start Date in which to acquire and hold a minimum of 3,000 shares of Intuit stock. To provide you with an incentive to acquire Intuit stock, under this program Intuit will award you one matching unit for every two shares of Intuit stock you buy, up to a maximum of 1,500 matching units. The matching units will not count toward the 3,000 share ownership requirement.

Each matching unit will be equal to one share of Intuit stock and will be subject to a four-year cliff-vesting schedule. Vesting will accelerate if certain events occur, such as your death, disability or retirement. You will forfeit the matching units if you sell, gift or otherwise transfer the shares you purchased for the matching units. Intuit will issue you the shares after you vest in your matching units. You will not be taxed on the matching units until the shares are issued. You may elect to defer the issuance of the shares, and information about how to make a deferral election will be provided when you receive a matching unit award. Intuit will issue you the net number of shares after mandatory withholding taxes.

INSURANCE

You will be eligible to participate in Intuit’s group health, life and dental insurance plans. Your benefits will be effective on the first day of the month following your Start Date.

RELOCATION

You will be eligible for executive relocation benefits under Intuit’s Relocation Policy, plus the following two enhancements: (1) relocation benefits under the Policy will be made available to you for up to two years following your Start Date; and (2) you will be eligible for temporary housing through September 30, 2004 at Intuit’s expense for up to $4,000 per month.

Temporary housing will be provided to you through Intuit’s temporary housing program, currently with Synergy Relocation and Cendant Mobility. In accordance with law, the temporary housing will be reported as W-2 income to you. In accordance with Intuit’s Relocation Policy, Intuit will provide you with tax assistance for applicable taxes. This tax assistance will be calculated pursuant to Intuit’s standard gross up calculation methodology for relocation benefits.

If you voluntarily resign from Intuit within twelve months following your Start Date with Intuit, you must reimburse Intuit for a prorated amount of the amount of relocation benefits paid to you or on your behalf. To determine the amount to be repaid, Intuit will reduce the gross amount paid to or on behalf of you by one-twelfth for every complete month of your service to Intuit following your Start Date.

VACATION

You will accrue four weeks of vacation during your first year of employment.

SICK DAYS

You will be granted forty hours each calendar year for use in the event of any personal illness. Your sick leave will accrue at the rate of 1.54 hours per pay period (bi-weekly).

PERFORMANCE/SALARY REVIEWS

Performance and salary reviews are conducted at least once per fiscal year.

SEPARATION BENEFITS FOLLOWING A CORPORATE TRANSACTION

In the event your employment is involuntary terminated without Cause or you resign from your employment with Intuit for Good Cause within the first twelve months following a Corporate Transaction, you will be entitled to a single lump sum severance payment equal to twelve months of your then current base salary (less applicable deductions and withholdings) payable within thirty days of the date your employment terminates provided you sign a valid and binding release agreement.

In the event of your resignation within twelve months following a Corporate Transaction for a reason that does not constitute Good Cause or termination for Cause, you will not be entitled to any of the foregoing severance benefits.

For purposes of these separation benefits, Cause, Good Cause and Corporate Transaction shall be defined as follows:

Cause means: (i) you have been convicted of a misdemeanor that involves moral turpitude or the embezzlement of property of Intuit or one of its affiliates; (ii) you have been convicted of a felony under the laws of the United States or any state thereof; (iii) your willful misconduct in the performance of your duties as an Intuit employee; (iv) your gross negligence in the performance of your duties as an Intuit employee; or (v) you have persistently failed to follow the lawful instructions of your manager relating to an activity within the scope of your duties. In order for a condition identified in (iv) or (v) to constitute Cause, Intuit shall first have provided you with (A) at least thirty days’ written notice of the alleged actions setting forth with specificity the events or failures complained of and (B) an opportunity to remedy to the reasonable satisfaction of your manager such condition within such thirty day period and you shall have failed to remedy such condition.

Good Cause means: (i) your annual base salary and target bonus are reduced, (ii) you are required to relocate your principal office to a facility more than 50 miles from Intuit’s current headquarters immediately prior to the Corporate Transaction; or (iii) the obligations of Intuit under this offer letter are not assumed by the successor corporation.

Corporate Transaction means (a) a merger or consolidation in which Intuit is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of Intuit in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of Intuit and the New Hire Option is assumed or replaced by the successor corporation, which assumption shall be binding on you, (b) a dissolution or liquidation of Intuit; (c) the sale of substantially all of the assets of Intuit, (d) a merger in which Intuit is the surviving corporation but after which the stockholders of Intuit immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with Intuit in such merger) cease to own their shares or other equity interest in Intuit, or (e) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Internal Revenue Code wherein the stockholders of Intuit give up all of their equity interest in Intuit (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of Intuit).

BACKGROUND CHECK

This offer (and your employment) is also contingent on the Company’s verification of background information, even if you should commence employment prior to the completion of the Company’s background check.

CONFIDENTIALITY

This letter confirms our understanding that you are not subject to any employment agreement that would preclude us from offering this position to you or you joining our organization. This also confirms that you will not be asked to disclose to us or utilize any confidential or proprietary information from your prior places of employment, and that you understand that you must not do so. In addition, you will agree to execute and abide by a non-disclosure agreement as a condition of employment.

WORK AUTHORIZATION

Federal law requires Intuit to document an employee’s authorization to work in the United States. To comply, Intuit must have a completed Form I-9 for you within three business days of your Start Date. You agree to provide Intuit with documentation required by the Form I-9 to confirm your U.S. citizenship, permanent U.S. residency or authorization to work in the United States (e.g., U.S. passport, current drivers license and original birth certificate or social security card) within three business days of your Start Date. You understand and agree that if you do not comply with this requirement by close of business on the third business day following your Start Date, you will be placed on unpaid leave for up to five days to comply. You further understand and agree that failure to provide the necessary documentation by the end of the leave of absence period will result in termination of employment.

This letter also confirms the understanding that employment at Intuit is at the mutual consent of you and Intuit, and is at will in nature and can be terminated at anytime by yourself or Intuit.

This letter constitutes the entire agreement between you and Intuit and supersedes any and all prior agreements between the parties regarding employment.

Please review these terms and make sure they are consistent with your understanding. If so, please sign and date both copies of this letter and confirm your planned start date. The original of this letter is for your records.

If you have any questions, please feel free to contact me at (650) 944-3388.

Tom, we look forward to you joining the Intuit team.

Sincerely,

/s/ Steve Bennett

Steve Bennett
President and
   Chief Executive Officer
Intuit Inc.

AGREED AND ACCEPTED:

/s/ Tom Weigman	August 8, 2003

Tom Weigman	Date

Start Date: September 8, 2003